UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2009
AmerisourceBergen Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 727-7000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On October 30, 2009, fourteen states and the District of Columbia filed a single complaint (the “Multi-State Intervention Complaint”) in the United States District Court for the District of Massachusetts (the “Federal District Court”) naming Amgen Inc. as well as certain business units of AmerisourceBergen Specialty Group and AmerisourceBergen Corporation (the “Company”) as defendants. The Multi-State Intervention Complaint was filed for the purpose of intervening in a civil case pending against the same defendants in the Federal District Court under a complaint that was filed pursuant to the qui tam provisions of both the federal civil False Claims Act and various state civil False Claims Acts (the “Original Qui Tam Complaint”). The qui tam provisions authorize a private person, known as a “relator,” to file civil actions under these federal and state statutes on behalf of the federal and state governments. The relator in the Original Qui Tam Complaint is a former Amgen employee. Prior to the filing of the Multi-State Intervention Complaint, the Company had not, and has not to date, received a subpoena from or other request for information from the Office of the New York Attorney General (which is leading the intervention on behalf of the state governments) or any other state attorney general office.
Both the Multi-State Intervention Complaint and the Original Qui Tam Complaint, as amended on October 30, 2009, allege that from 2002 through 2009, Amgen offered remuneration to medical providers in violation of federal and state health laws to increase purchases and prescriptions of Amgen’s anemia drug, Aranesp. Specifically with regard to the Company’s business units, the complaints allege that ASD Specialty Healthcare, Inc., which is a distributor of pharmaceuticals to physicians and physician practices (“ASD”), and International Nephrology Network, which was a business name for one of the Company’s subsidiaries and a group purchasing organization for nephrologists and nephrology practices (“INN”), conspired with Amgen to promote Aranesp in violation of federal and state health laws. The complaints further allege that the defendants caused medical providers to submit to state Medicaid programs false medical certifications and false claims for payment for Aranesp. The latter conduct, according to the complaints, violated state civil False Claims Acts and constituted fraud and unjust enrichment. The Original Qui Tam Complaint, as amended, also alleges that the defendants caused medical providers to submit to other federal health programs, including Medicare, false medical certifications and false claims for payment for Aranesp.
The Original Qui Tam Complaint was filed by the relator initially under seal, in accordance with the confidentiality protections afforded by the qui tam provisions. On January 21, 2009, the Company learned that the United States Attorney’s Office for the Eastern District of New York (the “Department of Justice”) was investigating allegations in a sealed civil complaint filed in the Federal District Court under the qui tam provisions of the federal civil False Claims Act. In February 2009, the Company received a redacted copy of the then current version of the Original Qui Tam Complaint, pursuant to a court order. However, the Company was never served with the Original Qui Tam Complaint. Based upon the unsealed portions of the case available to the Company, it appears that the relator initially filed the action on or about June 5, 2006 and a first amendment thereto on or about July 2, 2007. On May 18, 2009, the Federal District Court issued an order extending until September 1, 2009 the time for the federal and state governments to decide whether to intervene in the civil action. On September 1, 2009, fourteen states and the District of Columbia filed notices of their intent to intervene. The Department of Justice filed a notice that it was not intervening as of September 1, 2009, but stated that its investigation is continuing.

Under the federal civil False Claims Act and the applicable state civil False Claims Acts, the filing of the Original Qui Tam Complaint by the former Amgen employee triggered obligations of the federal and state governments to investigate the allegations and to determine whether or not to intervene in the action. In connection with this investigative process, the Company received a subpoena for records issued by the Department of Justice on June 22, 2009. The allegations in the Multi-State Intervention Complaint and the Original Qui Tam Complaint, as amended, are within the scope of the Department of Justice’s subpoena. The Company has been cooperating with the Department of Justice in the inquiry and is producing records in response to the subpoena.
The Company intends to defend itself vigorously against the allegations contained in the Multi-State Complaint and the Original Qui Tam Complaint, as amended. The Company cannot predict the outcome of either the civil action or the Department of Justice investigation. Violations of various federal and state laws governing the marketing, sale and purchase of pharmaceutical products can result in criminal, civil, and administrative liability for which there can be significant financial damages, criminal and civil penalties, and possible exclusion from participation in federal health programs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION
Date: November 2, 2009	By:	/s/ Michael D. DiCandilo
		Name:	Michael D. DiCandilo
		Title:	Executive Vice President and Chief Financial Officer